UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 6, 2009

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 6, 2009, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the second quarter ended June 30, 2009.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated August 6, 2009

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  August 10, 2009

By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated August 6, 2009

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

-- Kenneth Cole Productions, Inc. Reports Better Than Expected Q2 Results --

-- Q2 Loss of $(0.18) Per Share Beats Guidance of $(0.25) to $(0.30) Per Share --

-- Gross Margin Improves, Cost Reductions Lower SG&A Expenses --

-- Inventory Down 28% Versus Year-Ago Quarter --

New York, New York, August 6, 2009 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported results for the quarter ended June 30, 2009.  The Company reported a net loss of $(0.18) per share compared to its guidance for a second quarter loss of $(0.25) to $(0.30)  per share and the year-ago second quarter loss of $(0.11) per share.  The better than expected results in the quarter were driven by improved gross margins and inventory management as well as effective cost controls.  As anticipated, net revenues in the second quarter declined 15.5% to $93.9 million versus $111.2 million in the year-ago quarter.  The Company noted that the consolidated decline was caused by a number of factors, including retailer destocking, the planned exit of the Company’s Tribeca and Bongo wholesale businesses, and a comparable store sales decline of 14.7%.

Kenneth Cole, Chairman and Chief Creative Officer, commented, “While our results are still not at acceptable levels, we are making progress.  We have exciting new product for Fall, including the relaunch of Kenneth Cole Ladies Footwear with our new, patented 9-2-5 comfort technology.  Our increased focus on product innovation and a strong price-value relationship should drive sales growth and improve margins.”

Consolidated gross margin increased 100 basis points to 42.4% in the quarter compared to 41.4% in the year-ago period.  Promotional activity moderated over the course of the quarter in both the wholesale and consumer direct channels as inventories came in line.  While the Company anticipates top-line pressure in the back half of the year, gross margin as a percentage of sales is expected to show continued improvement.

Selling, general and administrative expenses declined $4.1 million in the second quarter to $45.0 million versus the year-ago level of $49.1 million. This reduction was achieved despite the additional expenses associated with operating 10 net new stores versus the prior year.

Jill Granoff, Chief Executive Officer of Kenneth Cole Productions, Inc., commented, “We are committed to returning our business to acceptable levels of profitability.  We continue to streamline our overhead and reduce expenses while building our capabilities.  We remain focused on cash management evident in our improved liquidity.  While the environment remains challenging, our gross margin is improving and we will work to keep our inventories balanced and increase productivity.”

Inventory at the close of the quarter was down 28.2% to $35.1 million from $48.8 at the end of the second quarter last year. The Company now believes the mix and level of inventory are better aligned with sales demand going forward.

Cash at the end of the second quarter increased by $11.6 million to $57.9 million from $46.3 million at the end of the first quarter and $72.9 million at the close of the second quarter last year. The year-over-year reduction of $15 million reflects the use of approximately $24 million of cash over the past year for the repurchase of stock, the Le Tigre acquisition, dividends and capital expenditures, offset by working capital gains.

The Company noted that it continues to have no long-term debt.  In addition, it has recently converted its credit line to an asset-based facility to provide increased availability and strategic flexibility, if needed.

Ms. Granoff concluded, “We are continuing to execute our long-term strategic plan to drive growth and improved profitability.  Our product is more compelling, our merchandise mix is more focused, and our marketing more clearly communicates our fashion identity while retaining our unique social voice. We believe our ability to offer well-priced designer fashion to today’s discerning consumer will enable us to generate increased value for our shareholders.”

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories. The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

  Kenneth Cole Productions, Inc.

(unaudited)

(In thousands, except	Quarter Ended		Six Months Ended
per share & outstanding share amounts)
	06/30/09	06/30/08	06/30/09	06/30/08

Net sales	$84,748	$100,893	$179,122	$213,508

Licensing and other revenue	9,152	10,258	18,153	20,140

Net revenue	$93,900	$111,151	$197,275	$233,648

Gross profit	39,813	46,044	74,885	96,271

Selling, gen’l & administrative	44,965	49,102	91,912	98,217
Severance (Salary, Taxes, Restricted Stock & Benefits)	-	-	1,235	-
Net Lease Termination Benefit	-	-	(509)	-
Total Operating Expense	44,965	49,102	92,638	98,217

Operating Loss	(5,152)	(3,058)	(17,753)	(1,946)

Interest income	114	354	320	1,242
Investment impairment	(41)	(238)	(440)	(832)
Total Interest & Other Income	73	116	(120)	410

Loss before taxes	(5,079)	(2,942)	(17,873)	(1,536)

Income tax benefit	(1,813)	(890)	(6,439)	(291)

Net loss	($3,266)	($2,052)	($11,434)	($1,245)

Net loss per share: Basic	($0.18)	($0.11)	($0.64)	($0.07)

Net loss per share: Diluted	($0.18)	($0.11)	($0.64)	($0.07)

Average shares outstanding: Basic	17,954,000	18,583,000	17,922,000	18,954,000

Average shares outstanding: Diluted	17,954,000	18,583,000	17,922,000	18,954,000

Balance Sheet Data:	06/30/09	06/30/08
Cash & Cash Equivalents	$57,903	$72,867
Due from Factor/Accounts Receivable	28,873	38,459
Inventory	35,069	48,841
Total Assets	298,761	330,634
Working Capital	80,091	116,992
Accounts Payable & Accrued Expenses	35,402	37,755
Long-term Debt	-	-
Total Shareholders’ Equity	191,899	217,491

7